Standard Commercial Corporation P.O. Box 450, Wilson NC 27894-450 252/291-5507

NEWS RELEASE	For more information call
November 8, 2004	Timothy S. Price 252-291-5507

STANDARD COMMERCIAL CORPORATION ANNOUNCES EARNINGS

WILSON, NC –Standard Commercial Corporation (STW-NYSE) today reported income from continuing operations for the quarter and six months period ending September 30, 2004 were $5.1 million and $2.9 million, respectively, versus $10.8 million and $20.6 million for the respective prior year periods. As previously disclosed, the Company discontinued its tobacco operations in Italy during the September 30, 2004 quarter. Net loss including discontinued operations was $20.1 million and $25.0 million for the quarter and six months period ended September 30, 2004 versus $14.3 million and $7.7 million, respectively, in the prior year.

Robert E. Harrison, Chairman and Chief Executive Officer said, “Despite the strong gain in volume shipped compared to last year, this quarter suffered due to the mix of tobaccos that was sold. Shipping delays in Africa and certain oriental markets significantly impacted profitability. Indications are for a more normalized shipping pattern for the balance of the year. As we have said before, the weather and our customers influence shipping schedules and as such, quarter to quarter comparisons can be distorted. We continue to concentrate on refocusing our business for the future by eliminating unprofitable operations as previously discussed regarding our Italian tobacco operation. We expect the disposal of our remaining wool units to be complete by the end of the fiscal year.”

“Supply and demand remain relatively balanced, however, the large crops in Brazil and Malawi might negatively impact trading conditions for uncommitted inventory. Due to this uncertainty, combined with higher inventory holding costs caused by shipping delays and the $2.4 million after tax charge relating to the EU statement of objections fine recorded in this quarter, we are revising our guidance for our full year diluted earnings per share from continuing operations to approximately $1.60 per share.”

Comparison	of the quarter ended September 30, 2004 to the quarter ended September 30, 2003

Sales. Sales for the three months ended September 30, 2004 increased by 24.4% to $233.4 million from $187.6 million in the prior year period. The volume of tobacco sold during the current quarter increased by 21.8% over the prior year quarter. This was mainly due to increased shipments from Brazil, India, Russia, Turkey, Zimbabwe and Spain. Shipments from Thailand were lower during the current quarter due to delayed customer delivery schedules. In addition, we exited the Greek and Honduran markets during the prior year quarter.

Gross Profit. Gross profit for the quarter ended September 30, 2004 was $33.0 million versus $34.6 million in the prior year period. Gross margins were down from 18.5% to 14.1% primarily due to higher tobacco and operating costs in Zimbabwe, India, China, Thailand and Argentina and sales mix in our African operations.

Selling, General and Administrative Expenses. SG&A expense for the quarter were higher by $4.3 million. This was mainly due to a charge of $2.4 million accrued for fines relating to European Commission investigation in Spain and an increase in legal and professional expenses of $1.1 million related to this and other matters.

Interest Expense. Interest expense for the current quarter was higher by $1.3 million due to both increased average borrowings and higher average interest rates.

Income taxes. Income tax charges or credits as a percentage of pretax income can vary due to differences in tax rates and relief available in areas where profits are earned or losses are incurred. As a result, the effective tax rate for the quarter was 30% versus 27% for the prior year quarter.

Loss from Discontinued Operations. The tobacco operating loss for the three months to September 30, 2004 was $8.3 million versus a profit of $3.4 million in the prior year quarter. The charge recorded in the current quarter for the discontinued tobacco operation was $14.8 million. The wool operating loss for the quarter was $2.1 million versus $2.0 million in the prior year period. The charge recorded in the prior year quarter to discontinue the wool operation was $26.6 million. The basic loss per share for the discontinued operations for the quarter was $1.84, the same as the prior year period.

Comparison of the six months ended September 30, 2004 to the six months ended September 30, 2003

Sales. Sales for the six months ended September 30, 2004 increased by 15.2% to $405.9 million from $352.3 million in the prior year period. The volume of tobacco sold during the current six months increased by 12.4% over the prior year period. This was mainly due to increased shipments from Brazil, India, Russia, Turkey and Spain. Shipments from Thailand and Malawi were lower during the current six months due to delayed customer delivery schedules and a shortage of containers used for shipping tobacco in Malawi. As previously stated, we exited Greece and Honduras in the prior year.

Gross Profit. Gross profit for the six months ended September 30, 2004 was $53.4 million versus $67.7 million in the prior year period. Gross margins were down from 19.2% to 13.2% primarily due to higher tobacco and operating costs in Brazil, Zimbabwe, India, China, Thailand, Argentina and Turkey.

Selling, General and Administrative Expenses. SG&A expense for the current six months were higher by $8.1 million. This was mainly due to a charge of $2.4 million accrued for fines relating to European Commission investigation in Spain, increase in legal and professional expenses of $1.5 million related to this and other matters, increases in compensation expense of $0.9 million, higher communication and rental expense of $0.8 million and other normal inflationary increases.

Interest Expense. Interest expense for the current six months was higher by $3.9 million due to increased borrowings and higher interest rates, as well as payment of $1.0 million for the May 2004 early retirement of the 8 7/8% senior note issue.

Income taxes. Income tax charges or credits as a percentage of pretax income can vary due to differences in tax rates and relief available in areas where profits are earned or losses are incurred. The effective tax rate for the six months was 17% versus 32% for the prior year period.

Loss from Discontinued Operations. The operating loss for discontinued tobacco operations for the six months to September 30, 2004 was $10.0 million versus a profit of $2.6 million in the prior year period. The charge recorded in the current six months for the discontinued tobacco operation was $14.8 million. The wool operating loss for the current six months was $3.2 million versus $4.2 million in the prior year period. The charge recorded in the prior year period to discontinue the wool operation was $26.6 million. The basic loss per share for the discontinued operations for the six months was $2.04 versus $2.08 in the prior year period.

Readers of this news release should note that comments contained herein that are not purely statements of historical fact may be deemed to be forward-looking. Any such forward-looking statement is based upon management’s current knowledge and assumptions about future events. The Company’s actual results could vary materially from those expected due to many factors, many of which the Company cannot control. These include changes in demand for and supply of leaf tobacco and wool, weather and shipping schedules, changes in general economic conditions, political and terrorist risks and changes in government regulations. Additional information on factors that may affect management’s expectations or Standard Commercial’s financial results can be found in the Company’s filings with the Securities and Exchange Commission.

STANDARD COMMERCIAL is an independent leaf tobacco dealer and operates in over thirty countries.

NOTE: Robert E. Harrison, Standard’s Chairman, President & CEO, will host an AT&T teleconference to go over this announcement and answer questions at 8:30am EDT on Tuesday, November 9, 2004. U.S. investors may participate by dialing (866) 205-3921. Participants outside the U.S. should dial (612) 332-0634. Playback available November 9, through November 16. For playback in the U.S. dial (800) 475-6701; outside the U.S., dial (320) 365-3844. The playback access code will be 754513.

STANDARD COMMERCIAL CORPORATION

CONSOLIDATED STATEMENTS OF INCOME AND RETAINED EARNINGS

(In thousands, except per share data; unaudited)

	Second quarter ended September 30		Six months ended September 30
	2004	2003*	2004	2003*
Sales	$233,390	$187,561	$405,868	$352,344

Cost of sales - materials, services and supplies	197,634	150,493	346,630	279,798
- interest	2,763	2,463	5,808	4,846

Gross Profit	32,993	34,605	53,430	67,700
Selling, general and administrative expenses	23,923	19,655	45,378	37,311
Other interest expense	2,508	1,231	6,183	2,329
Other income (expense) – net	375	587	788	997

Income (loss) before taxes	6,937	14,306	2,657	29,057
Income tax benefit (expense)	(2,053)	(3,918)	(458)	(9,189)

Income (loss) after taxes	4,884	10,388	2,199	19,868
Minority interests	64	71	331	139
Equity in earnings of affiliates	150	367	400	567

Income from continuing operations	5,098	10,826	2,930	20,574
Loss from discontinued operations, net of income tax benefit (charge) of $66 and $353 three months to Sept 30, 2004 and 2003; $(42) and $965 six months to Sept 30, 2004 and 2003	(25,237)	(25,135)	(27,918)	(28,271)

Net income (loss)	(20,139)	(14,309)	(24,988)	(7,697)
Retained earnings at beginning of period	143,383	173,256	149,428	167,495
Common stock dividends	(1,201)	(1,192)	(2,397)	(2,043)

Retained earnings at end of period	$122,043	$157,755	$122,043	$157,755

Earnings (loss) per common share
Basic:
From continuing operations	$0.37	$0.79	$0.21	$1.52
From discontinued operations	(1.84)	(1.84)	(2.04)	(2.08)

Net	$(1.47)	$(1.05)	$(1.83)	$(0.56)

Average shares outstanding	13,709	13,619	13,693	13,578
Diluted:
From continuing operations	$0.37	$0.75	$0.21	$1.43
From discontinued operations	(1.84)	(1.65)	(2.03)	(1.86)

Net	$(1.47)	$(0.90)	$(1.82)	$(0.43)

Average shares outstanding	13,733	15,222	13,716	15,174

Dividend declared per common share	$0.0875	$0.0875	$0.175	$0.15

*	Certain amounts reclassified to comply with the current period presentation as a result of discontinuing the Italian tobacco operations.